SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2010

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

On May 18, 2010, Lexington Realty Trust (the “Trust”) held its 2010 Annual Meeting of Shareholders (the “Annual Meeting”). As of March 24, 2010, the record date for shareholders entitled to vote at the Annual Meeting, there were 121,996,422 shares of beneficial interests, par value $0.0001 per share, classified as common stock (“Common Shares”) outstanding and entitled to vote at the Annual Meeting. Of the Common Shares entitled to vote at the Annual Meeting, 106,507,891, or approximately 87.3% of the Common Shares were present or represented by proxy at the Annual Meeting. There were three matters presented and voted on at the Annual Meeting. Set forth below is a brief description of each matter voted on at the Annual Meeting and the voting results with respect to each matter:

Proposal No. 1. Election of seven trustees to serve until the 2011 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected. The seven trustees elected, and the number of votes cast for, or withheld with respect to each of them follows:

Nominee for Trustee	For	Withhold
E. Robert Roskind	84,904,118	1,715,313
T. Wilson Eglin	85,405,466	1,213,965
Clifford Broser	84,086,894	2,532,537
Harold First	85,814,108	805,323
Richard S. Frary	85,822,413	797,018
James Grosfeld	85,799,488	819,943
Kevin W. Lynch	85,812,207	807,224

Carl D. Glickman, Geoffrey Dohrmann and Richard J. Rouse were not nominated for reelection. Mr. Rouse will continue to serve as Vice Chairman and Chief Investment Officer of the Trust.

Proposal No. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The number of votes cast for, against, or abstained, with respect to Proposal No. 2 follows:

For	Against	Abstain
105,914,146	494,893	98,852

Proposal No. 3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Following the voting on Proposal No. 1 and Proposal No. 2 and there being no other business, Proposal No. 3 was determined to be moot.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: May 20, 2010                                                                By:  /s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer